Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 04:26 PM 10/22/2012 FILED 04:22 PM 10/22/2012 SRV 121153106— 5196814 FILE

AMENDED AND RESTATED
CERTIFICATE OF LIMITED PARTNERSHIP
OF
SQN AIF IV, L.P.

THIS AMENDED AND RESTATED CERTIFICATE OF LIMITED PARTNERSHIP is filed pursuant to §17-210 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) for and on behalf of SQN AIF IV, L.P., a limited partnership formed under the Act (the “Partnership”), for the purpose of amending and restating the Certificate of Limited Partnership of the Partnership filed with the office of the Secretary of State of Delaware on August 10, 2012 (as corrected).

WHEREAS, the Partnership wishes to amend and restate its Certificate of Limited Partnership to reflect the change in the sole general partner of the Partnership.

NOW, THEREFORE, the undersigned, on behalf of the Partnership, for the purpose of amending and restating the Certificate of Limited Partnership of the Partnership filed with the office of the Secretary of State of Delaware on August 10, 2012 (as corrected), hereby certifies that the Certificate of Limited Partnership of the Partnership is hereby amended and restated to read in its entirety as follows:

First: The name of the limited partnership is SQN AIF IV, L.P.

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the city of Wilmington, Delaware, Zip code 19808. The name of the Registered Agent at that address is The Company Corporation.

Third: The name and mailing address of the sole general partner is as follows:

SQN AIF IV GP, LLC
110 William Street, 26th Floor
New York, NY 10038

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Limited Partnership, which restates and also further amends the Certificate of Limited Partnership of SQN AIF IV, L.P.

SQN AIF IV GP, LLC.
Sole General Partner

By:	/s/ JEREMIAH SILKOWSKI
Name: Jeremiah Silkowski